Exhibit 99.1

Contact:
Ron Parham
Sr. Director of Investor Relations
& Corporate Communications
Columbia Sportswear Company
(503) 985-4584
rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY
REPORTS RECORD FIRST QUARTER FINANCIAL RESULTS;
UPDATES FULL YEAR 2017 FINANCIAL OUTLOOK

First Quarter 2017 Highlights:

•	Net sales increased 4 percent to a first-quarter record $543.8 million.

•	Operating income increased 8 percent to a first-quarter record $48.0 million.

•	Net income increased 13 percent to a first-quarter record $36.0 million, or $0.51 per diluted share.

•	Cash and short term investments totaled $590.5 million at March 31, 2017.

•	Inventory decreased 3 percent to $398.8 million.

•	The board of directors approved a regular quarterly dividend of $0.18 per share.

Updated Fiscal Year 2017 Financial Outlook:

•	Approximately 3 percent net sales growth compared with 2016 net sales of $2.38 billion, including approximately 1 percentage point negative effect from changes in currency exchange rates;

•	Approximately 3 percent growth in operating income to between approximately $256 million and $265 million, representing operating margin of approximately 10.8 percent;

•	An effective income tax rate of approximately 23.0 percent; and

•	Up to 4 percent growth in net income to between approximately $192 million and $199 million, or $2.72 to $2.82 per diluted share.

PORTLAND, Ore. - April 27, 2017 - Columbia Sportswear Company (NASDAQ: COLM) today announced record net sales of $543.8 million for the first quarter ended March 31, 2017, a 4 percent increase compared with net sales of $525.1 million for the first quarter of 2016. Record first quarter 2017 net income totaled $36.0 million, or $0.51 per diluted share, compared to first quarter 2016 net income of $31.8 million, or $0.45 per diluted share.

Chief Executive Officer Tim Boyle commented, "Our first quarter results provide a good start to a year that presents many challenges, especially in the U.S., which has been impacted by customer bankruptcies, liquidations and ongoing efforts by U.S. retailers to rationalize their store fleets and square footage. We were encouraged by the Columbia brand's continued growth in Europe-direct markets during the first quarter and by the SOREL brand's successful launch of an expanded Spring assortment. In addition, our direct-to-consumer businesses were a source of growth in every region.

"Our updated 2017 outlook anticipates up to 4 percent earnings growth on approximately 3 percent net sales growth, driven by contributions from three of our four brands and all four of our geographic regions. In the midst of changing consumer shopping patterns, our portfolio of powerful brands and strong balance sheet give us the ability to continue to drive sustainable, profitable growth."

First Quarter Results
(All comparisons are between first quarter 2017 and first quarter 2016, unless otherwise noted.)

First quarter consolidated net sales increased 4 percent driven by:

•
16 percent net sales growth (17 percent constant-currency) in the LAAP region to $118.3 million, driven by growth in net sales to LAAP distributors combined with growth in China and Japan, partially offset by a net sales decline in Korea;

•
8 percent net sales growth (10 percent constant-currency) in the EMEA region to $55.4 million, including growth in the company's Europe-direct business, partially offset by a decline in net sales to EMEA distributors; and

•	3 percent net sales growth (1 percent decline constant-currency) in Canada to $36.9 million;
partially offset by:

•
a U.S. net sales decrease of 1 percent to $333.2 million, due to a decline in wholesale net sales, partially offset by an increase in direct-to-consumer net sales. (See "Geographical Net Sales" table below.)

Global Columbia brand net sales increased 3 percent to $449.1 million. Global SOREL brand net sales increased 50 percent to $27.2 million. Global Mountain Hardwear brand net sales increased 10 percent to $27.7 million, and global prAna brand net sales decreased 7 percent to $38.7 million. (See "Brand Net Sales" table below.)

Global Apparel, Accessories and Equipment net sales increased 1 percent, to $440.0 million. Global Footwear net sales increased 14 percent (15 percent constant-currency), to $103.8 million. (See "Categorical Net Sales" table below.)

Profitability
First quarter income from operations increased 8 percent to $48.0 million, or 8.8 percent of net sales, compared to $44.3 million, or 8.4 percent of net sales, for the same period in 2016.

The effective income tax rate was 20.1 percent in the first quarter of 2017, compared to 22.5 percent for the same period in 2016.

First quarter net income increased 13 percent to $36.0 million, or $0.51 per share, compared with first quarter 2016 net income of $31.8 million, or $0.45 per share.

Balance Sheet
The company ended the quarter with $590.5 million of cash and short-term investments, compared with $451.2 million at March 31, 2016.

Consolidated inventories of $398.8 million at March 31, 2017 were 3 percent lower than the $412.2 million balance at March 31, 2016.

Share Repurchases and Dividends
During the first quarter, the company repurchased 616,152 shares of common stock for a total price of $33.0 million.

The board of directors authorized a regular quarterly cash dividend of $0.18 per share, payable on June 1, 2017 to shareholders of record on May 18, 2017.

Updated 2017 Financial Outlook
All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. Projections are predicated on normal seasonal weather globally. In addition, our 2017 outlook assumes that current macro and market conditions in key markets do not worsen and that current U.S. regulatory and tax policies remain largely unaltered for the balance of the year.

The company's annual net sales are weighted more heavily toward the Fall season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

The company currently expects 2017 net sales growth of approximately 3 percent compared with 2016 net sales of $2.38 billion, including approximately 1 percentage point negative effect from changes in foreign currency exchange rates. The company's U.S. direct-to-consumer channel is expected to account for a majority of the projected full year 2017 global net sales increase.

The company expects fiscal year 2017 gross margins to improve by approximately 30 basis points, and for selling, general and administrative ("SG&A") expenses to increase at a rate slightly higher than net sales, resulting in approximately 30 basis points of SG&A expense deleverage, including a planned increase in global demand creation spend. The full year effective tax rate is expected to be approximately 23 percent.

Based on the above assumptions, the company expects 2017 operating income to increase approximately 3 percent, to between $256 million and $265 million, resulting in anticipated 2017 operating margin of approximately 10.8 percent. Net income after non-controlling interest is expected to increase up to 4 percent to between approximately $192 million and $199 million, or approximately $2.72 to $2.82 per diluted share. The company's anticipated growth in full year 2017 operating income and net income is expected to occur in the second half. This outlook does not include any financial impact from activities associated with the previously announced operating model assessment that was initiated during the first quarter of 2017.

A more detailed version of the company's first quarter financial results and updated 2017 outlook can be found in the "CFO Commentary on First Quarter Financial Results and Updated 2017 Financial Outlook", available on the company’s investor relations website: http://investor.columbia.com/results.cfm.

CFO’s Commentary on First Quarter Financial Results and Updated 2017 Financial Outlook Available Online
At approximately 4:15 p.m. ET today, a commentary by Tom Cusick, Executive Vice President of Finance, Chief Financial Officer and Treasurer, reviewing the company’s first quarter financial results and updated 2017 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call
The company will host a conference call on Thursday, April 27, 2017 at 5:00 p.m. ET to review its first quarter financial results and updated 2017 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the company's website at http://investor.columbia.com where it will remain available until approximately April 26, 2018.

Second Quarter 2017 Reporting Schedule
Columbia Sportswear Company plans to report financial results for the second quarter on Thursday, July 27, 2017 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company's second quarter financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors' net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See "Supplemental Financial Information - Net Sales Growth - Constant-currency Basis" tables below.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, prAna®, and OutDry® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, and www.outdry.com.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, operating income, operating margins, net income, selling, general and administrative expenses, income tax rates, earnings per share, the effects of changes in foreign currency exchange rates, growth in certain brands and geographic regions, and the performance of our U.S. direct-to-consumer channel. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should" and "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in direct-to-consumer channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2017	2016
Current Assets:
Cash and cash equivalents	$556,006	$430,000
Short-term investments	34,470	21,227
Accounts receivable, net	260,456	268,871
Inventories	398,842	412,228
Prepaid expenses and other current assets	40,863	30,116
Total current assets	1,290,637	1,162,442

Property, plant, and equipment, net	279,730	289,663
Intangible assets, net	132,151	137,298
Goodwill	68,594	68,594
Deferred income taxes	90,109	78,090
Other non-current assets	26,853	24,675
Total assets	$1,888,074	$1,760,762

Current Liabilities:
Accounts payable	$95,253	$113,013
Accrued liabilities	126,866	121,066
Income taxes payable	5,798	4,911
Total current liabilities	227,917	238,990
Note payable to related party	14,171	15,123
Other long-term liabilities	42,872	41,986
Income taxes payable	10,948	10,517
Deferred income taxes	149	231
Total liabilities	296,057	306,847

Equity:
Columbia Sportswear Company shareholders' equity	1,568,271	1,435,285
Non-controlling interest	23,746	18,630
Total equity	1,592,017	1,453,915

Total liabilities and equity	$1,888,074	$1,760,762

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net sales	$543,793	$525,136
Cost of sales	285,326	277,759
Gross profit	258,467	247,377
	47.5%	47.1%

Selling, general and administrative expenses	212,815	205,025
Net licensing income	2,353	1,913
Income from operations	48,005	44,265
Interest income, net	955	491
Interest expense on note payable to related party	(249)	(264)
Other non-operating expense, net	(53)	(375)
Income before income tax	48,658	44,117
Income tax expense	(9,773)	(9,923)
Net income	38,885	34,194
Net income attributable to non-controlling interest	2,879	2,424
Net income attributable to Columbia Sportswear Company	$36,006	$31,770

Earnings per share attributable to Columbia Sportswear Company:
Basic	$0.52	$0.46
Diluted	$0.51	$0.45
Weighted average shares outstanding:
Basic	69,606	69,441
Diluted	70,414	70,455

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$38,885	$34,194
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,940	14,682
Loss on disposal and impairment of property, plant, and equipment	160	159
Deferred income taxes	4,426	1,323
Stock-based compensation	2,941	3,073
Changes in operating assets and liabilities:
Accounts receivable	76,619	108,668
Inventories	94,487	68,511
Prepaid expenses and other current assets	(2,139)	3,642
Other assets	1,336	(2,426)
Accounts payable	(122,824)	(104,419)
Accrued liabilities	(18,961)	(33,476)
Income taxes payable	(1,738)	1,453
Other liabilities	97	1,612
Net cash provided by operating activities	88,229	96,996

Cash flows from investing activities:
Purchases of short-term investments	(33,813)	(20,781)
Capital expenditures	(11,275)	(10,048)
Proceeds from sale of property, plant, and equipment	27	24
Net cash used in investing activities	(45,061)	(30,805)

Cash flows from financing activities:
Proceeds from credit facilities	400	2,691
Repayments on credit facilities	(400)	(4,631)
Proceeds from issuance of common stock under employee stock plans	7,791	7,417
Tax payments related to restricted stock unit issuances	(3,513)	(4,756)
Repurchase of common stock	(33,000)	—
Cash dividends paid	(12,499)	(11,841)
Net cash used in financing activities	(41,221)	(11,120)

Net effect of exchange rate changes on cash	2,670	5,159
Net increase in cash and cash equivalents	4,617	60,230

Cash and cash equivalents, beginning of period	551,389	369,770
Cash and cash equivalents, end of period	$556,006	$430,000

Supplemental disclosures of non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$4,206	$2,582

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended March 31,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2017	Translation	2017(1)	2016	% Change	% Change(1)
Geographical Net Sales:
United States	$333.2	$—	$333.2	$336.2	(1)%	(1)%
LAAP	118.3	1.3	119.6	101.8	16%	17%
EMEA	55.4	0.9	56.3	51.3	8%	10%
Canada	36.9	(1.3)	35.6	35.8	3%	(1)%
Total	$543.8	$0.9	$544.7	$525.1	4%	4%

Brand Net Sales:
Columbia	$449.1	$1.1	$450.2	$437.1	3%	3%
SOREL	27.2	(0.1)	27.1	18.1	50%	50%
prAna	38.7	—	38.7	41.4	(7)%	(7)%
Mountain Hardwear	27.7	(0.1)	27.6	25.2	10%	10%
Other	1.1	—	1.1	3.3	(67)%	(67)%
Total	$543.8	$0.9	$544.7	$525.1	4%	4%

Categorical Net Sales:
Apparel, Accessories and Equipment	$440.0	$0.2	$440.2	$434.0	1%	1%
Footwear	103.8	0.7	104.5	91.1	14%	15%
Total	$543.8	$0.9	$544.7	$525.1	4%	4%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.